Exhibit 99.1

FOR IMMEDIATE RELEASE: May 25, 2007	PR07-13
CANYON RESOURCES ANNOUNCES $4.95 MILLION PRIVATE PLACEMENT
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that it has closed a private placement with a group of accredited investors in the aggregate principal amount of $4.95 million with net proceeds to the Company of approximately $4.7 million.
The private placement consisted of the sale of approximately 8.82 million shares of the Company’s common stock, 2.21 million Series A Warrants with an exercise price of $0.640 and a term of one year from registration effectiveness, and 6.62 million Series B Warrants with an exercise price of $0.704 and a term of four years from closing. The Series A warrant has a redemption feature whereby the Series A Warrants can be redeemed by the Company beginning six months from the closing date, if the price of the Company’s common stock exceeds $0.80 for a period of 10 consecutive trading days. The transaction was priced at $0.561 per share, representing a 10 percent discount to the 10 day volume weighted average of the closing price prior to pricing. In connection with the financing, the Company will pay a cash placement agent fee of approximately $0.2 million and 1.32 million warrants. The broker warrants are at the same terms as the investors warrants. The Company must file a registration statement with the SEC within 45 days of the closing date to register for resale the securities related to this transaction.
“The use of proceeds from this transaction are targeted for development and exploration work at our Briggs Mine in California, ongoing permitting and feasibility work at our Reward Project near Beatty, Nevada and for general corporate purposes. We plan to supplement this financing with the sale of certain property and equipment assets as the market allows. Other mineral property assets may be offered for joint venture to offset holding costs and to add value to those assets. This funding will allow us to focus on the development of our key growth and cash flow opportunities. Offsetting the impacts of this financing on our capital structure will be the expiration of 2.2 million existing warrants on June 1, 2007,” states James Hesketh, President & CEO
The securities offered in the private placement have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is issued pursuant to Rule 135c of the Securities Act of 1933, this press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the shares of common stock or warrants in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act or 1933, as amended and Section 21E of the Securities Exchange Act of 1934 as amended. Such forward looking statements include, among others, feasibility studies for the Briggs and Reward Projects, mineralized material estimates, drilling capability and the potential reopening or expansion of the Briggs Mine. Factors that could cause actual results to differ materially from these forward-looking statements include, among others: the volatility of gold prices; potential operating risks of mining, development and expansion; the uncertainty of estimates of mineralized material and gold deposits; and environmental and governmental regulations; availability of financing; the outcome of litigation, as well as judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, CONTACT:

James Hesketh, President & CEO	or	Valerie Kimball, Investor Relations
(303) 278-8464		(303) 278-8464